Exhibit 99.2

(Furnished herewith)

Deere & Company
Other Financial Information

For the Six Months Ended April 30,	Equipment Operations			Agriculture and Turf		Construction and Forestry
Dollars in millions	2011		2010	2011	2010	2011	2010
Net Sales		$13,841	$10,785	$11,369	$9,245	$2,472	$1,540
Average Identifiable Assets
With Inventories at LIFO		$11,029	$8,913	$8,492	$6,806	$2,537	$2,107
With Inventories at Standard Cost		$12,366	$10,244	$9,629	$7,922	$2,737	$2,302
Operating Profit (Loss)		$1,914	$1,303	$1,720	$1,304	$194	$(1)
Percent of Net Sales		13.8%	12.1%	15.1%	14.1%	7.8%	(.1)%
Operating Return on Assets
With Inventories at LIFO		17.4%	14.6%	20.3%	19.2%	7.6%	0%
With Inventories at Standard Cost		15.5%	12.7%	17.9%	16.5%	7.1%	0%
SVA Cost of Assets		$(742)	$(613)	$(578)	$(475)	$(164)	$(138)
SVA		$1,172	$690	$1,142	$829	$30	$(139)

For the Six Months Ended April 30,	Financial Services
Dollars in millions		2011	2010
Net Income Attributable to Deere & Company		$223	$172
Average Equity		$3,142	$3,001
Return on Equity		7.1%	5.7%
Operating Profit		$335	$212
Change in Allowance for Doubtful Receivables	$		$(8)
SVA Income		$335	$204
Average Equity		$3,142	$3,001
Average Allowance for Doubtful Receivables	$		$232
SVA Average Equity		$3,142	$3,233
Cost of Equity		$(233)	$(189)
SVA		$102	$15

The Company evaluates its business results on the basis of accounting principles generally accepted in the United States.  In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses.  SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital.  The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals.  Certain compensation is also determined on the basis of performance using this measure.  For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost.  Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset.  Financial Services is assessed an annual pretax cost of average equity of 15 percent.  In 2010, the average equity excluded the effect of the allowance for doubtful receivables.  In 2011, the change in allowance for doubtful receivables is no longer an adjustment.  The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of the equipment segments or financial services to determine the amount of SVA.  For this purpose, the operating profit of financial services is net income before income taxes in 2011 and net income before income taxes and changes to the allowance for doubtful receivables in 2010.

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